SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Under Rule 14a-12
VIASAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6155 El Camino Real
Carlsbad, California 92009

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Dear Fellow Stockholder:

The annual meeting of stockholders of ViaSat, Inc. will be held at the corporate offices of ViaSat at 6155 El Camino Real, Carlsbad, California on October 3, 2007 at 8:30 a.m. for the following purposes:

1. Elect two (2) directors for a three-year term to expire at the 2010 annual meeting of stockholders. Based upon the recommendation of ViaSat’s Nominating and Corporate Governance Committee, the present Board of Directors of ViaSat has nominated and recommends for election as directors the following persons:

•	B. Allen Lay

•	Dr. Jeffrey M. Nash

2. Transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on August 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the meeting.

Accompanying this notice of annual meeting is a proxy. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

Mark D. Dankberg
Chairman of the Board
and Chief Executive Officer

Carlsbad, California
August 24, 2007

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

6155 El Camino Real
Carlsbad, California 92009

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

The Board of Directors of ViaSat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on October 3, 2007 at 8:30 a.m. at the corporate offices of ViaSat, 6155 El Camino Real, Carlsbad, California.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because ViaSat’s Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about August 24, 2007 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned ViaSat common stock at the close of business on August 13, 2007 are entitled to vote at the annual meeting. On this record date, there were 30,201,974 shares of ViaSat common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2007 fiscal year Annual Report, which includes our financial statements.

What am I voting on?

Proposal 1:  Election of Directors.  The election of two (2) directors to serve a three-year term. Based upon the recommendation of ViaSat’s Nominating and Corporate Governance Committee, the present Board of Directors of ViaSat has nominated and recommends for election as directors the following persons:

•	B. Allen Lay

•	Dr. Jeffrey M. Nash

How many votes do I have?

Each share of ViaSat common stock that you own as of the close of business on August 13, 2007 entitles you to one vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend or vote at the meeting.

If you properly complete your proxy card and send it to us in time to vote, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by the Board of Directors.

If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	You may send in another signed proxy with a later date,

•	You may notify ViaSat’s corporate secretary, Keven K. Lippert, in writing before the annual meeting that you have revoked your proxy, or

•	You may notify ViaSat’s corporate secretary in writing before the annual meeting and vote in person at the meeting.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on August 13, 2007, the record date for voting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of a majority of our outstanding common stock, or approximately 15,100,988 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1:  Election of Directors.  The two nominees for director that receive the most votes will be elected.

Voting results will be tabulated and certified by our transfer agent, Computershare Investor Services LLC.

What is the effect of abstentions and broker non-votes?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes at the annual meeting.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2007 that we filed with the Securities and Exchange Commission (SEC), we will send you one without charge. Please write to:

Investor Relations

ViaSat, Inc.
6155 El Camino Real
Carlsbad, California 92009

or

ir@viasat.com

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for two nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and until their successors are elected and qualified. The nominees are Mr. B. Allen Lay and Dr. Jeffrey M. Nash.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Lay and Dr. Nash or in the event that Mr. Lay or Dr. Nash is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board of Directors to fill the vacancy. Mr. Lay and Dr. Nash are members of our present Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with ViaSat

B. Allen Lay	72	Director
Dr. Jeffrey M. Nash	59	Director

B. ALLEN LAY has been a director of ViaSat since 1996. From 1983 to 2001, he was a General Partner of Southern California Ventures, a venture capital company. From 2001 to the present he has acted as a consultant to the venture capital industry. Mr. Lay is currently a director of Physical Optics Corporation, a privately-held optical systems company; Oncotech, Inc., a privately-held medical diagnostic company; NPI, LLC, a privately-held developer and supplier of proprietary and patentable ingredients for dietary supplements; Luminit, LLC, a privately-held light shaping film company; and Canley Lamps, LLC, a privately-held manufacturer of specialty light bulbs.

DR. JEFFREY M. NASH has been a director of ViaSat since 1987. From 1994 until 2003, he served as President of Digital Perceptions Inc., a privately-held consulting and software development firm serving the defense, remote sensing, communications, aviation and commercial computer industries. Since September 2003, he has been President and Chairman of Inclined Plane Inc., a privately-held consulting and intellectual property development company serving the defense, communications and media industries. In addition to his role at ViaSat, Dr. Nash serves as a director of two San Diego-based companies: Pepperball Technologies, Inc., a privately-held manufacturer of non-lethal personal defense equipment for law enforcement, security and personal defense applications and REMEC, Inc., which is now in dissolution.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2008 Annual Meeting of Stockholders

Name	Age	Present Position with ViaSat

Mark D. Dankberg	52	Chairman and Chief Executive Officer
Michael B. Targoff	63	Director
Harvey P. White	73	Director

MARK D. DANKBERG was a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg also serves as a director of TrellisWare Technologies, Inc., a privately-held subsidiary of ViaSat that develops advanced signal processing technologies for communication applications. Mr. Dankberg is a director and member of the Audit committee of REMEC, Inc., which is now in dissolution. In addition, Mr. Dankberg serves on the advisory board of Minnetronix, Inc. a privately-held medical device and design company. Prior to founding ViaSat, he was Assistant Vice President of M/ A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

MICHAEL B. TARGOFF has been a director of ViaSat since February 2003. In February 2006, Mr. Targoff was elected chief executive officer of Loral Space & Communications, Inc. (“Loral”). Since November 2005, he has served as the vice chairman of Loral’s Board of Directors and serves on the executive and compensation committees. Mr. Targoff originally joined Loral Space & Communications Limited in 1981 and served as senior vice president and general counsel until January 1996, when he was elected President and chief operating officer of the newly formed Loral. In 1998, he founded Michael B. Targoff & Co., which invests in telecommunications and related industry early stage companies. Mr. Targoff is chairman of the board and chairman of the audit committee of CPI International, Inc., a publicly-held company and a director and chairman of the audit committee of Leap Wireless International, Inc., a publicly-held company. Mr. Targoff is also chairman of the board of directors of three private telecommunications companies. Prior to joining Loral in 1981, Mr. Targoff was a partner in the New York City law firm, Willkie Farr & Gallagher. Mr. Targoff holds a B.A. degree from Brown University and a J.D. degree from the Columbia University School of Law, where he was a Hamilton Fisk Scholar and editor of the Columbia Journal of Law and Social Problems.

HARVEY P. WHITE has been a director of ViaSat since May 2005. Since June 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a business development and consulting firm. From September 1998 through June 2004, Mr. White served as Chairman and Chief Executive Officer of Leap Wireless International, Inc. Prior to that, Mr. White was a co-founder of QUALCOMM Incorporated where he held various positions including director, President, and Chief Operating Officer. Mr. White serves on the board of Motive, Inc. and is the chairman of the board of two private companies, Quanlight, Inc. and YBR Solar, Inc. Mr. White attended West Virginia Wesleyan College and Marshall University where he received a B.A. degree in Economics.

Term Expiring at the 2009 Annual Meeting of Stockholders

Name	Age	Present Position with ViaSat

Dr. Robert W. Johnson	57	Director
John P. Stenbit	67	Director

DR. ROBERT W. JOHNSON has been a director of ViaSat since 1986. Dr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor since 1988. Dr. Johnson currently serves as a director of Hi/fn Inc., a publicly-held company that manufactures semiconductors and software for networking and data storage industries. Dr. Johnson holds B.S. and M.S. degrees in Electrical Engineering from Stanford University and M.B.A. and D.B.A. degrees from Harvard Business School.

JOHN P. STENBIT has been a director of ViaSat since August 2004. From 2001 to his retirement in March 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence (C3I) and later as Assistant Secretary of Defense of Networks and Information Integration/ Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel to the Director for the Administrator of the Federal Aviation Administration. Mr. Stenbit currently serves on the board of directors of the following publicly-held companies: SM&A Corporation, Cogent, Inc, SI International, and Loral. He is also on the board of directors of The Mitre Corp. a private, not-for-profit corporation. Mr. Stenbit also serves on the Defense Science Board, the Technical Advisory Group of the National Reconnaissance Office, the Advisory Board of the National Security Agency, the Science Advisory Group of the US Strategic Command and the Naval Studies Board. He also does consulting for various government and commercial clients.

Board Independence

As required under the Nasdaq Stock Market (Nasdaq) qualification standards, our Board of Directors has affirmatively determined that, with the exception of Mr. Dankberg, each of our board members is an independent director within the meaning of the applicable Nasdaq qualification standards. Mr. Dankberg is not considered independent because he is an executive officer of ViaSat.

Board Meetings

During the fiscal year 2007, our Board of Directors met seven times including telephonic meetings. In that year, each director attended at least 75% of the aggregate of all meetings held by our Board of Directors and all meetings held by all committees of our Board of Directors on which the director served. As required under Nasdaq qualification standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

ViaSat has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Banking/Finance Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.viasat.com. The members of the committees are identified in the following table.

Nominating and
		Compensation and		Corporate
	Audit	Human Resources	Banking/Finance	Governance
Director	Committee	Committee	Committee	Committee

Mark D. Dankberg			X
Dr. Robert Johnson	X			X
B. Allen Lay	Chair		X
Dr. Jeffrey Nash	X	Chair
John P. Stenbit		X		X
Michael B. Targoff			Chair	Chair
Harvey P. White	X	X

Audit Committee

The Audit Committee of our Board of Directors currently consists of Dr. Johnson, Mr. Lay (chair), Dr. Nash and Mr. White. The Audit Committee met seven times (including telephonic meetings) during fiscal year 2007. All members of the Audit Committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Board of Directors has determined that each of the four members of our Audit Committee is an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The Audit Committee is governed by a written charter adopted by the Board of Directors. The functions of the Audit Committee include:

•	meeting with our management periodically to consider the adequacy of its internal controls and the quality and objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	overseeing the independence and performance of our independent registered public accounting firm and recommending to the Board of Directors the engagement of the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing our audited and unaudited published financial statements and reports and discussing the statements and reports with our management and our independent registered public accounting firm, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	reviewing our financial plans and reporting recommendations to the full Board of Directors for approval and to authorize action.

Both our independent registered public accounting firm and internal financial personnel meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the Compensation Committee) of the Board of Directors currently consists of Dr. Nash (chair), Mr. Stenbit and Mr. White. The Compensation Committee met five times (including telephonic meetings) during fiscal year 2007. All members of the Compensation Committee are independent directors, as defined in the Nasdaq qualification standards. The Compensation Committee is governed by a written charter approved by the Board of Directors. The functions of the Compensation Committee include:

•	reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under the employee benefit plans; and

•	advising and consulting with the officers regarding managerial personnel and development.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Dr. Johnson, Mr. Stenbit and Mr. Targoff (chair). The Nominating and Corporate Governance Committee met two times during fiscal year 2007. All members of the Nominating and Corporate Governance Committee are independent directors, as defined in the Nasdaq qualification standards. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The functions of the Nominating and Corporate Governance Committee include:

•	reviewing and recommending nominees for election as directors and committee members;

•	overseeing the process for self assessment of the Board of Directors; and

•	reviewing and making recommendations to the Board of Directors regarding our corporate governance guidelines and procedures and considering other issues relating to corporate governance.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	practical and mature business judgment; and

•	with respect to current directors, performance on the ViaSat Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of ViaSat and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board of Directors be independent as required by the Nasdaq qualification standards.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee may also poll our Board of Directors and members of management for their recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the Nominating and Corporate Governance Committee and by certain of our other independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of ViaSat and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to our Board of Directors. To date, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify candidates for the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee will consider candidates recommended by any company stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. The recommending stockholder must submit to ViaSat the following in connection with recommending a candidate during the time periods indicated in the section titled “Stockholder Proposals for the 2008 Meeting”:

•	a detailed resumé of the recommended candidate;

•	an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on our Board of Directors;

•	such other information that would be required by the rules of the SEC to be included in a proxy statement;

•	the written consent of the recommended candidate;

•	a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and

•	proof of the recommending stockholder’s stock holdings in ViaSat.

Recommendations received by stockholders will be processed and subject to the same criteria as other candidates recommended to the Nominating and Corporate Governance Committee.

We have not received director candidate recommendations from our stockholders.

Director Attendance at Annual Meetings

Although ViaSat does not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting, we encourage the attendance of our directors and director nominees at our annual meeting and historically more than a majority have done so. For example, five of our directors attended our fiscal year 2006 annual meeting.

Communications with our Board of Directors

Stockholders seeking to communicate with our Board of Directors should submit their written comments to the General Counsel, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Ethics

ViaSat has established a Guide to Business Conduct (Code of Ethics) that applies to its officers, directors and employees. The Code of Ethics contains general guidelines for conducting ViaSat’s business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated by the SEC. ViaSat maintains a copy of the text of the Code of Ethics on its website at www.viasat.com under the “Investor Relations-Corporate Governance” section.

Corporate Governance

ViaSat maintains a corporate governance page on its website which includes key information about our corporate governance initiatives and practices, including copies of our Corporate Governance Guidelines, the Code of Ethics, Audit Committee Charter, Compensation and Human Resources Committee Charter, Nominating and Corporate Governance Committee Charter as well as our bylaws and corporate charter. ViaSat’s corporate governance webpage can be found on our website at www.viasat.com under the “Investor Relations-Corporate Governance” section. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009.

Report of the Audit Committee of the Board

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of ViaSat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by our Board of Directors. A copy of the audit committee charter can be found on ViaSat’s website at www.viasat.com under the “Investor Relations-Corporate Governance” section. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of ViaSat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, ViaSat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on (1) management’s assessment of the effectiveness of ViaSat’s internal control over financial reporting and (2) the effectiveness of ViaSat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of ViaSat’s internal controls and the overall quality of ViaSat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2007 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. PricewaterhouseCoopers LLP represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380).

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP its independence from ViaSat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that ViaSat’s audited financial statements be included in ViaSat’s Annual Report on Form 10-K for the fiscal year ended March 30, 2007 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that ViaSat specifically incorporates this information by reference, and shall not otherwise be deemed to be “soliciting material” or deemed “filed” under such Acts.

Respectfully submitted,

Robert W. Johnson
B. Allen Lay
Jeffrey M. Nash
Harvey P. White

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. LAY AND DR. NASH. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the ownership of ViaSat’s common stock as of August 13, 2007 by: (1) each director, (2) each of the Named Executive Officers (defined below), (3) all executive officers and directors of ViaSat as a group, and (4) all other stockholders known by ViaSat to be beneficial owners of more than five percent (5%) of its common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009.

	Amount and Nature of		Percent Beneficial
Name or Group(1)	Beneficial Ownership(2)		Ownership (%)

Directors and Officers:
Mark D. Dankberg	1,868,569	(3)	6.1
Steven R. Hart	857,689		2.8
Robert W. Johnson	629,163		2.1
B. Allen Lay	445,395	(4)	1.4
Mark J. Miller	397,901		1.3
Jeffrey M. Nash	370,956		1.2
Richard A. Baldridge	227,500		*
Michael B. Targoff	119,417		*
Ronald G. Wangerin	74,198		*
John P. Stenbit	41,667		*
Keven K. Lippert	21,910		*
Harvey P. White	26,667		*
Steve Estes	21,563		*
Kevin J. Harkenrider	—		*
All directors and executive officers as a group (14 persons)	5,102,595		16.22
Other 5% Stockholders:
Franklin Resources, Inc. and affiliates(5) One Franklin Parkway, San Mateo, CA 94403	1,731,964		5.7

*	Less than 1%

(1)	The information regarding beneficial ownership of ViaSat common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, beneficial ownership of ViaSat common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares that a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. ViaSat has no information as to whether any shares shown in this table are subject to community property laws.

(2)	Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of August 13, 2007: Mr. Dankberg — 369,063 option shares; Mr. Hart — 100,563 option shares; Dr. Johnson — 76,667 option shares; Mr. Lay — 76,667 option shares; Mr. Miller — 94,188 option shares; Dr. Nash — 68,666 option shares; Mr. Baldridge — 227,500 option shares; Mr. Targoff — 51,667 option shares; Mr. Wangerin — 72,375 option shares; Mr. Stenbit — 41,667 option shares; Mr. Lippert — 21,700 option shares; Mr. Estes — 21,563 option shares; and Mr. White — 26,667 option shares.

(3)	Includes 3,039 shares of common stock held by Mr. Dankberg’s children. Mr. Dankberg disclaims beneficial ownership of all these securities.

(4)	Includes (a) 30,400 shares of common stock held by Lay Charitable Remainder Unitrust, (b) 112,842 shares of common stock held by Lay Living Trust and (c) 225,486 shares of common stock held by Lay Ventures.

(5)	The ownership information shown is based solely on information contained in Schedule 13G dated February 6, 2007 filed with the SEC by Franklin Resources, Inc. (FRI). Franklin Advisers, Inc, an indirect wholly-owned subsidiary of FRI, has sole voting power with respect to 1,145,517 shares and sole dispositive power with respect to 1,176,017 shares. Franklin Templeton Portfolio Advisors, Inc., a subsidiary of FRI, has sole voting and dispositive power with respect to 555,947 shares. FRI, a registered investment adviser, is deemed to be the beneficial owner of all 1,731,964 shares as a result of acting as investment adviser to the aforementioned subsidiaries. Charles B. Johnson and Rupert H. Johnson Jr., the principal stockholders of FRI, are deemed to also beneficially own all 1,731,964 shares. FRI, Charles B. Johnson and Rupert H. Johnson Jr. disclaim any pecuniary interest and beneficial ownership of the shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

The information provided below is submitted with respect to each of ViaSat’s executive officers.

Name	Age	Present Position with ViaSat

Mark D. Dankberg	52	Chairman of the Board and Chief Executive Officer
Richard A. Baldridge	49	President and Chief Operating Officer
Steve Estes	52	Vice President — Human Resources
Kevin J. Harkenrider	52	Vice President — Operations
Steven R. Hart	54	Vice President and Chief Technical Officer
Keven K. Lippert	35	Vice President — General Counsel and Secretary
Mark J. Miller	47	Vice President and Chief Technical Officer
Ronald G. Wangerin	40	Vice President and Chief Financial Officer

MARK D. DANKBERG was a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg also serves as a director of TrellisWare Technologies, Inc., a privately-held subsidiary of ViaSat that develops advanced signal processing technologies for communication applications. Mr. Dankberg is a director and member of the Audit committee of REMEC, Inc., which is now in dissolution. In addition, Mr. Dankberg serves on the advisory board of Minnetronix, Inc. a privately-held medical device and design company. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

RICHARD A. BALDRIDGE joined ViaSat in April 1999 as Vice President and Chief Financial Officer. From September 2000 to August 2002, Mr. Baldridge served as Executive Vice President, Chief Operating Officer and Chief Financial Officer. He currently serves as President and Chief Operating Officer of ViaSat. Prior to joining ViaSat, Mr. Baldridge served as Vice President and General Manager of Raytheon Corporation’s Training Systems Division from January 1998 to April 1999. From June 1994 to December 1997, Mr. Baldridge served as Chief Operating Officer, Chief Financial Officer and Vice President — Finance and Administration for Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge’s other experience includes various senior financial management roles with General Dynamics Corporation. Mr. Baldridge also serves as a director of Jobs for America’s Graduates. Mr. Baldridge holds a B.S. degree in Business Administration, with an emphasis in Information Systems, from New Mexico State University.

STEVE ESTES first became part of the ViaSat team with the acquisition of several commercial divisions of Scientific-Atlanta in April 2000. Mr. Estes served as Vice President and General Manager of the Antenna Systems group from 2000 to 2003. From 2003 to 2005, he served as a co-founder of an entrepreneurial startup. In September 2005, Mr. Estes rejoined ViaSat as Vice President Human Resources. Mr. Estes began his career as an electrical design engineer, moving into various management positions in engineering, program management, sales and marketing, and general management for companies that included Scientific-Atlanta, Loral (now part of L-3), and AEL Cross Systems (now part of BAE). Mr. Estes holds a B.S. degree in Mathematics and an Electrical Engineering degree from Georgia Tech, along with an M.B.A. degree focused on finance and marketing.

KEVIN J. HARKENRIDER joined ViaSat in October 2006 as Director of Operations and since January 2007 has served as Vice President Operations. Prior to joining the Company, Mr. Harkenrider served as an Account Executive at Computer Sciences Corporation from 2002 through October 2006. From 1992 to 2001, Mr. Harkenrider held several positions at BAE Systems Mission Solutions (formerly GDE Systems, Marconi Integrated Systems and General Dynamics Corporation, Electronics Division), including Vice President and Program Director, Vice President — Operations and Vice President — Material. Mr. Harkenrider holds a B.S. in Civil Engineering from Union College and an M.B.A. from the University of Pittsburgh.

STEVEN R. HART was a founder of ViaSat and has served as Vice President and Chief Technical Officer since March 1993. Mr. Hart served as Vice President — Engineering from March 1997 to January 2007 and as Engineering Manager since 1986. Prior to joining ViaSat, Mr. Hart was a Staff Engineer and Manager at M/A-COM Linkabit from 1982 to 1986. Mr. Hart holds a B.S. degree in Mathematics from the University of Nevada, Las Vegas and a M.A. degree in Mathematics from the University of California, San Diego.

KEVEN K. LIPPERT has served as Vice President — General Counsel and Secretary of ViaSat since April 2007 and as Associate General Counsel and Assistant Secretary from May 2000 to April 2007. Prior to joining ViaSat, Mr. Lippert was a corporate associate at the law firm of Latham & Watkins LLP from 1997 to 2000. Mr. Lippert holds a J.D. degree from the University of Michigan and a B.S. degree in Business Administration from the University of California, Berkeley.

MARK J. MILLER was a founder of ViaSat and has served as Vice President and Chief Technical Officer of ViaSat since 1993 and as Engineering Manager since 1986. Prior to joining ViaSat, Mr. Miller was a Staff Engineer at M/A-COM Linkabit from 1983 to 1986. Mr. Miller holds a B.S.E.E. degree from the University of California, San Diego and a M.S.E.E. degree from the University of California, Los Angeles.

RONALD G. WANGERIN has served as Vice President and Chief Financial Officer of ViaSat since August 2002. Prior to joining ViaSat, Mr. Wangerin served as Vice President, Chief Financial Officer, Treasurer, and Secretary at NexusData Inc., a privately-held wireless data collection company, from 2000 to 2002. From 1997 to 2000, Mr. Wangerin held several positions at Hughes Training, Inc., a subsidiary of Raytheon Company, including Vice President and Chief Financial Officer. Mr. Wangerin worked for Deloitte & Touche LLP from 1989 to 1997. Mr. Wangerin holds a B.S. degree in Accounting and a Masters of Accounting degree from the University of Southern California.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (CD&A) provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers, during our 2007 fiscal year. In particular, this CD&A provides information related to each of the following aspects of our executive compensation program:

•	Overview and objectives of our executive compensation program;

•	Explanation of our executive compensation processes and criteria;

•	Description of the components of our compensation program; and

•	How each component fits into our overall compensation objectives.

Overview and Objectives of Executive Compensation Program

The principal components of our executive compensation program include:

•	Base salary;

•	Short-term or annual awards in the form of cash bonuses;

•	Long-term equity awards; and

•	Other benefits generally available to all of our employees.

Our executive compensation program incorporates these components because our Compensation Committee considers the combination of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers and to meet the principal objectives of our executive compensation program. In addition, the Compensation Committee believes that our use of base salary, annual cash bonus, and long-term equity awards as the primary components of our executive compensation program is consistent with the executive compensation programs employed by technology companies of similar size and stage.

Our overall compensation objectives are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, tied to the achievement of certain Company objectives (e.g., earnings, revenue, awards and net operating asset turnover) and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives in our industry with compensation that is competitive and fair.

Performance-Based Compensation.  A major thrust of our compensation program is our belief that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the performance of our business and their individual performance. In order to achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to Company-wide and individual performance. For example, and as discussed specifically below, annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets.

Alignment with Stockholder Interests.  We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in a couple of ways. First, as noted above, payments of annual cash bonuses are based on, among other things, pre-determined financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of the total compensation paid to our executive officers is paid in the form of equity to further align the interests of our executive officers and our stockholders. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. We believe that a combination of restricted stock units (RSU) and stock option awards, which each vest with the passage of time, provide meaningful long-term awards that are directly related to the enhancement of stockholder value. Equity awards are intended to reward our executive officers upon achieving operational and financial goals that we believe ultimately will be reflected in the value of our common stock. In addition, the time-vesting schedule of RSU and stock option awards further the goal of executive retention.

Structure Allows Competitive and Fair Compensation Packages.  We develop and manufacture innovative satellite and other wireless communications and networking systems for commercial, military and civil government customers. We believe that our industry is highly specialized and competitive. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create a compensation package for executive officers that delivers compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Compensation Processes and Criteria

The Compensation Committee is responsible for determining our overall executive compensation philosophy and for evaluating and recommending all components of executive officer compensation (including base salary, annual cash bonuses, and long-term equity awards) to our Board of Directors for approval. The Compensation Committee acts under a written charter adopted and approved by our Board of Directors and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Three outside directors currently serve on the Compensation Committee. Each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Compensation Committee charter can be found under the “Investor Relations-Corporate Governance” section of our website at www.viasat.com.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual cash bonus, and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. The Compensation Committee determines compensation in a manner consistent with the Company’s primary objectives for executive compensation discussed above. In determining each component of executive compensation, the Compensation Committee generally considers each of the following factors:

•	industry compensation data;

•	individual performance and contributions;

•	Company financial performance;

•	total executive compensation;

•	affordability of cash compensation based on the Company’s financial results; and

•	availability and affordability of shares for equity awards.

Industry Compensation Data.  The Compensation Committee reviews the executive compensation data of companies in comparable technology industries of similar size and stage to the Company as part of the process of determining executive compensation. Industry compensation data consists of executive compensation surveys (e.g., Radford) and peer group compensation data. Our current list of peer group companies consists of 17 publicly-traded communications companies such as: Comtech Telecommunications, Foundry Networks, Harmonic, Labarge, MRV Communications, Orbital Sciences, Tekelec and Trimble Navigation. Although we maintain a peer group for executive compensation purposes, we still continue to primarily rely on industry survey data in determining executive compensation. The primary role of peer group compensation data historically has been to serve as a validation (or cross-check) of industry survey data. Consistent with this current methodology, for each component of executive compensation (base salary, annual cash bonus, and long-term equity compensation) we disclose industry survey data percentile ranges for each individual Named Executive Officer.

Individual Performance.  The Compensation Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Compensation Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President provide input to the Compensation Committee on individual executive performance and contributions. With respect to assessing the individual performance of our Chief Executive Officer, the Compensation Committee relies on an annual assessment completed by our Nominating and Corporate Governance Committee.

Company Financial Performance.  As previously discussed, a major component of our executive compensation program is our belief that a significant amount of executive compensation should be based on performance, including company financial performance. Although the Compensation Committee uses specific financial performance metrics as a basis for determining annual cash bonus compensation, Company financial performance is also a factor considered by the Compensation Committee in determining both base salary and equity awards.

Total Executive Compensation.  As part of reviewing each component of executive compensation, the Compensation Committee also considers the total compensation of the executive. A review of total compensation is completed to assure that each executive’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.  Prior to completing the executive cash compensation (base salary and annual cash bonuses) process the Compensation Committee confirms that the proposed cash compensation is affordable under and consistent with the Company’s financial results. With respect to equity compensation, the Compensation Committee confirms the availability and affordability of shares prior to granting the equity awards to executives. To the extent the Compensation Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Compensation Committee.

Determination of Compensation.  After reviewing, analyzing and discussing each of the factors for executive compensation described above, the Compensation Committee determines (or makes a recommendation to the Board of Directors) the appropriate compensation for each individual executive. The Compensation Committee generally determines the appropriate compensation for each executive by determining the appropriate location in the compensation range (or percentile) based on industry survey data. By way of example, if the Compensation

Committee determines that it is appropriate to set an executive’s base salary at the 50th percentile then 50% of the executives in the same position are below that base salary level and 50% are above that base salary level. Based on the Company’s compensation philosophy and objectives, executive compensation levels are generally set between the market 50th and the 75th percentiles. The Compensation Committee and the Board hold several meetings each year for the review, discussion and determination of executive compensation.

As part of the process in determining executive compensation, our Chief Executive Officer and President provide inputs and make recommendations for the Company’s other executive officers to the Compensation Committee related to (1) executive compensation philosophy, (2) individual executive performance and contributions and (3) base salary, annual cash bonuses, and long-term equity awards. The Compensation Committee believes input from management and outside advisors is valuable; however, the Compensation Committee makes its recommendations and decisions based on an independent analysis and assessment.

Components of Our Compensation Program

As discussed above, the components of our compensation program are the following: base salary, annual cash bonuses, long-term equity-based compensation, and certain other benefits that are generally available to all of our employees.

Base Salary.  Our Compensation Committee approved new salaries for our executives in May 2007 (for fiscal year 2008). In determining fiscal year 2008 base salary, the Compensation Committee primarily considered (1) industry compensation data, and (2) individual performance and contributions. For fiscal year 2007, we relied on executive compensation survey results from Radford, which generally reports a compensation range for each position, and compensation data from reviewing the proxy filings of peer group companies. In evaluating individual executive performance and contributions for fiscal year 2007, the Compensation Committee also considered to what extent the executive:

•	Sustains a high level of performance;

•	Demonstrates success in contributing toward the Company achieving key financial and other business objectives;

•	Has a proven ability to help create stockholder value; and

•	Possesses highly developed skills and abilities critical to the Company’s success.

After also considering recent Company financial performance, total executive compensation, and confirming affordability under the Company’s financial plan, the Compensation Committee set new base salaries for each of the executives. The following table describes the base salaries and corresponding percentiles for fiscal year 2007 and fiscal year 2008 for each of our Named Executive Officers (percentiles based on industry survey data).

Fiscal Year 2007 and Fiscal Year 2008
Base Salary

	Fiscal Year 2007		Fiscal Year 2008
	Base Salary	Fiscal Year 2007	Base Salary	Fiscal Year 2008
Executive	Percentile	Base Salary	Percentile	Base Salary

Mark D. Dankberg	50th-60th	$545,000	60th-70th	$580,000
Chairman and CEO
Richard A. Baldridge	50th-60th	$420,000	60th-70th	$445,000
President and COO
Ronald G. Wangerin	40th-50th	$295,000	50th-60th	$325,000
Chief Financial Officer
Steven R. Hart	50th-60th	$260,000	50th-60th	$280,000
Vice President and Chief Technology Officer
Mark J. Miller	50th-60th	$240,000	60th-70th	$250,000
Vice President and Chief Technology Officer

Annual Cash Bonuses.  Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, our Compensation Committee approved annual cash bonuses for fiscal year 2007. Under our executive compensation program, targets for cash bonuses are established as a percentage of base salary and actual award amounts are determined primarily based on the achievement of certain Company financial results and individual performance metrics. For fiscal year 2007, the target amount for annual cash bonuses was determined by the Compensation Committee primarily based on industry compensation surveys (and cross-checked with compensation data from peer group companies). The Compensation Committee also considered affordability under the Company’s financial plan, individual performance and expected Company financial performance in setting the target cash bonuses for fiscal year 2007. Based on our Company compensation philosophy and objectives, the cash bonus targets for executives are generally set between the market 50th and the 75th percentiles of the compensation range for each position (based on industry compensation data).

For fiscal year 2007, the specific metrics for determining annual cash bonuses placed equal emphasis on the Company’s annual financial performance and individual performance. The financial metrics were set at the beginning of the 2007 fiscal year and were based on the year’s internally-developed financial plan, which was approved by the Company’s Board of Directors. The individual performance factors for the Company’s executive officers (excluding the Chief Executive Officer) were determined by the Compensation Committee based on input and recommendations from our Chief Executive Officer and President as well as the Compensation Committee’s independent assessment. The annual performance metrics for determining annual cash bonuses are intended to be challenging but achievable. The table below describes the financial and individual objectives (and weighting of each objective) used for determining annual cash bonuses for our Named Executive Officers (excluding our Chief Executive Officer) for fiscal year 2007.

Fiscal Year 2007 Cash Bonus Objectives

Objective	Weighting

Financial — Earnings per share	20%
Financial — New Contract Awards	12.5%
Financial — Revenues	10%
Financial — Net Operating Asset Turnover	7.5%
Individual — Contribution Toward Achievement of Company Financial Targets	30%
Individual — Achievement of Individual Goals	20%

For purposes of determining the annual cash bonuses for our Chief Executive Officer in fiscal year 2007, our Compensation Committee relied on an assessment of our Chief Executive Officer completed by our Nominating and Corporate Governance Committee. The criteria used by the Nominating and Corporate Governance Committee for our Chief Executive Officer’s fiscal year 2007 evaluation included (with approximately one-third (33%) of the weighting applied to each of the three main categories):

•	Company financial performance: earnings per share, new contract awards, revenues, and net operating asset turnover;

•	Leadership: strategic, ethics and integrity; and

•	Strategic: industry positioning, short term and long term strategies, measurable progress in key business areas, and growth strategy.

The Company’s executive bonus program does not have any pre-established minimum or maximum payout. At the beginning of each fiscal year, the Board approves the Company’s financial plan for the upcoming fiscal year and the Compensation Committee approves the Company’s target bonus pool (executives and employees) for the upcoming fiscal year. To the extent the Company’s financial results deviate from the financial plan, the Company’s bonus pool is adjusted (generally using a pre-established formula approved by the Compensation Committee and Board of Directors). The Compensation Committee and the Board of Directors also retain the discretion to take additional factors into account (e.g., market conditions, total executive compensation, additional Company financial metrics or extraordinary individual contributions) and make adjustments to executive bonus compensation to the extent appropriate.

Based primarily on the Company’s financial results for fiscal year 2007 and individual executive performance, the Compensation Committee (under delegation of authority from the Board) approved the cash bonuses in the table below for our Named Executive Officers for fiscal year 2007 (paid in fiscal year 2008). In addition, the Compensation Committee adjusted bonuses upward for fiscal year 2007 (above the formulaic determination based on Company financial results and individual performance) in order to bring the total compensation for the Named Executive Officers to appropriately competitive levels.

Fiscal Year 2007 Cash Bonuses

	Target Cash		Actual Cash
	Bonuses As		Bonuses As
	Percentage	Target Cash	Percentage	Actual Cash
	of Base	Bonuses	of Base	Bonuses	Actual Cash
Executive	Salary	Percentile	Salary	Percentile	Bonuses

Mark D. Dankberg	100%	50th	117%	80th - 90th	$640,000
Richard A. Baldridge	75%	50th	93%	60th - 70th	$390,000
Ronald G. Wangerin	57%	50th	64%	60th - 70th	$200,000
Steven R. Hart	50%	50th	58%	60th - 70th	$150,000
Mark J. Miller	40%	50th	50%	70th - 80th	$130,000

Equity-Based Compensation.  Consistent with our belief that equity-based compensation is a key component for an effective executive compensation program at growth-oriented technology companies, our Board of Directors approved (upon recommendation of the Compensation Committee) long-term equity awards to our executive officers in fiscal year 2007. Upon the recommendation of our Board of Directors, the Company’s stockholders approved amendments to the Company’s equity plan in fiscal year 2007. This amended equity plan allowed the Compensation Committee to make significant changes to both our non-executive employee and executive equity compensation programs. The following table outlines the primary changes recently instituted by the Compensation Committee for the executive equity compensation program.

Executive Equity Compensation Program Changes

Prior Executive	Revised Executive
Equity Program	Equity Program	Purpose For Change

100% Stock Options	75% Stock Options and 25% Restricted Stock Units	• Lower Dilution (Burn) Rate
• Increased Retention Value of RSUs
• Promotes direct stock ownership
• Decreased Accounting Expense
Incentive Stock Options	Non-Qualified Stock Options	• Increased Tax Benefits to the Company
Ten Year Term for Option Grants	Six Year Term for Option Grants	• Closer Alignment with Industry Average Term
Five Year Annual Vesting for Options	Four Year Annual Vesting for Options and RSUs	• Reduced Term of Vesting to Reflect Industry Average

Our Compensation Committee determined equity award levels for fiscal year 2007 in a manner consistent with the determination of base salary and annual cash bonuses. The Compensation Committee primarily considered (1) industry compensation data, (2) individual performance and contributions, (3) total executive compensation, and (4) the availability and affordability of shares for equity grants in determining equity compensation for executives. For fiscal year 2007 equity compensation awards, the Compensation Committee engaged Compensia, independent compensation consultant to the Compensation Committee, to assist the Compensation Committee in updating our list of peer group companies as well as providing market data and providing recommendations related to equity compensation grants for our executive officers. In addition, the Compensation Committee relied on equity compensation survey data from Radford, which reports an equity compensation range for each position using various metrics. In determining the availability and affordability of shares for equity grants the Compensation Committee considered the:

•	number of shares available for issuance under the Company’s equity plan;

•	number of shares budgeted for non-executive equity grants;

•	expected future retention and new hire grants to executives and non-executives;

•	annual dilution (burn) rate associated with the grant of equity awards;

•	Company’s overhang levels;

•	estimated accounting expense of potential equity grants; and

•	tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board of Directors (upon recommendation from the Compensation Committee) approved the equity awards for our Named Executive Officers in October 2006. See “Grants of Plan-Based Awards” below for more information on these equity awards. The table below provides a summary of the approximate market percentile of the equity awards made to each of our Named Executive Officers during fiscal year 2007 (percentiles based on industry survey data).

Fiscal Year 2007 Equity Awards

Equity Award
Executive	Percentile*

Mark D. Dankberg	50-75%
Chairman and CEO
Richard A. Baldridge	50-75%
President and COO
Ronald G. Wangerin	35-50%
Chief Financial Officer
Steven R. Hart	35-50%
Vice President and Chief Technology Officer
Mark J. Miller	35-50%
Vice President and Chief Technology Officer

*	In calculating the percentiles for executive equity awards, the size of the equity awards to the Named Executive Officers were annualized to account for time period between equity awards made to the Named Executive Officers (a period equal to twenty-two months).

Other Benefits

We provide a comprehensive benefits package to all of our employees, including our Named Executive Officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation, sick or personal days off and a sell back policy. Certain executives of the Company also receive access to the Company’s sports and golf club membership. We do not currently offer defined benefit pension, deferred compensation or supplemental executive retirement plans to any of our employees.

Change of Control and Employment Agreements

The Company currently does not have any employment agreements, change of control agreements, or severance arrangements with any of our executive officers.

Equity Grant Process

Stock options and RSUs are part of the equity compensation program for many Company employees. Equity awards have historically been granted in approximately 18 to 24 month cycles (last grant completed in October 2006). Grant approval for executive officers occurs at meetings of the Board of Directors. Because of the more lengthy process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. The timing of grants is not coordinated with the release of material non-public information. For stock option grants made during fiscal year 2007 all grants were made at fair market value on the date of grant (as defined under our equity plan) and grants of RSUs were made in accordance with the terms of our equity plan. Grants of RSUs and stock options vest on an annual basis over a three to five year period. The Compensation Committee is currently examining alternative cycle times between equity grants to potentially more closely align the Company’s equity compensation program with the market practices.

In addition to grants made each year to current Company employees, stock option grants are made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention or in recognition of special achievements. The Company does not currently grant RSUs to newly-hired employees, although it may consider doing so in the future. In order to address the need to grant options at multiple times during the year, the Compensation Committee has delegated authority to the Company’s Chief Executive Officer and President to make grants to employees other than Section 16 officers, subject to certain guidelines and an overall share limitation. The Chief Executive Officer and President are each authorized to identify the award recipient and the number of shares subject to the option grant; the Compensation Committee sets all other terms of the awards. Grants made by the Chief Executive Officer or President under delegation of authority from the Compensation Committee are generally made once a month. In addition, we do not grant re-load options, make loans to executives to exercise stock options, or grant stock options at a discount.

Stock Ownership/Retention Guidelines

The Board believes that the number of shares of our stock owned by individual members of management is a personal decision, and encourages stock ownership.

Tax and Accounting Considerations

We select and implement the components of compensation primarily for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial tax or accounting treatment. However, when awarding compensation, the Compensation Committee is mindful of the level of earnings per share dilution that will be caused as a result of the compensation expense related to the Compensation Committee’s actions. For example, in fiscal year 2007 the Compensation Committee added restricted stock units to our equity award program to, in part, help reduce the accounting expense associated with our equity award program. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes. For fiscal year 2007, we do not anticipate that there will be nondeductible compensation for covered executives. While we have not adopted a policy requiring that all compensation be deductible, the Compensation Committee will continue to review the Section 162(m) issues associated with possible modifications to our compensation arrangements in fiscal year 2008 and future years and will, where reasonably practicable and consistent with our business goals, seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m) while maintaining a competitive, performance-based compensation program. For fiscal year 2008, we anticipate that there will be nondeductible compensation for one or more executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

The foregoing report has been furnished by the Compensation Committee members:

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Compensation Committee Report will not be incorporated by reference into any such filings.

Compensation and Human Resources Committee

Jeffrey M. Nash
John P. Stenbit
Harvey P. White

Summary Compensation Table

The following table provides summary information concerning compensation paid by ViaSat to, or on behalf of, its chief executive officer, its chief financial officer and each of the Company’s three other most highly compensated executive officers (collectively, the Named Executive Officers).

						Non-Equity
		Fiscal Year		Stock	Option	Incentive Plan	All Other
	Fiscal	Compensation		Awards	Awards	Compensation	Compensation
Name and Position	Year	Salary	Bonus	($)(1)	($)(1)	($)(2)	($)(3)		Total

Mark D. Dankberg	2007	$545,000	—	$39,304	$151,935	$640,000	$8,424	(4)	$1,384,663
Chairman and Chief Executive Officer
Richard A. Baldridge	2007	420,000	—	30,428	117,627	390,000	7,236		965,291
President and Chief Operating Officer
Ronald G. Wangerin	2007	295,000	—	12,679	49,011	200,000	12,102		568,792
Vice President and Chief Financial Officer
Steven R. Hart	2007	260,000	—	8,876	34,308	150,000	10,500		463,684d
Vice President and Chief Technical Officer
Mark J. Miller	2007	240,000	—	6,338	24,506	130,000	12,981	(4)	413,825
Vice President and Chief Technical Officer

(1)	Represents the amount of compensation cost recognized by us in fiscal year 2007 related to stock option awards and restricted stock units held by such Named Executive Officers as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions, see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2007. The costs for awards disregard adjustments for forfeiture assumptions.

(2)	Represents amounts paid under our annual bonus program for fiscal year 2007 (paid in fiscal year 2008).

(3)	All other compensation consists only of matching 401(k) contributions and reimbursement of club dues for certain executives by ViaSat, unless indicated otherwise.

(4)	Includes patent award of $1,000 for Mark Dankberg and $8,750 for Mark Miller.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal year 2007.

					All Other	All Other
					Stock	Option	Exercise	Grant
					Awards:	Awards:	or Base	Date Fair
					Number of	Number of	Price of	Value of
		Estimated Future Payouts Under			Shares	Securities	Option	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	or Units (#)	Options (#)	($/Sh)(2)	Awards(3)

Mark D. Dankberg	—	—	$545,000	—	—	—	—	—
	10/11/06	—	—	—	—	116,250	$26.15	$1,305,743
	10/11/06	—	—	—	12,917	—	—	$337,780
Richard A. Baldridge	—	—	$315,000	—	—	—	—	—
	10/11/06	—	—	—	—	90,000	$26.15	$1,010,898
	10/11/06	—	—	—	10,000	—	—	$261,500
Ronald G. Wangerin	—	—	$168,150	—	—	—	—	—
	10/11/06	—	—	—	—	37,500	$26.15	$421,208
	10/11/06	—	—	—	4,167	—	—	$108,967
Steven R. Hart	—	—	$130,000	—	—	—	—	—
	10/11/06	—	—	—	—	26,250	$26.15	$294,845
	10/11/06	—	—	—	2,917	—	—	$76,280
Mark J. Miller	—	—	$96,000	—	—	—	—	—
	10/11/06	—	—	—	—	18,750	$26.15	$210,604
	10/11/06	—	—	—	2,083	—	—	$54,470

(1)	Represents target amounts payable under the Company’s annual cash bonus program for fiscal year 2007. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” The material terms of the bonus program are described in “Compensation Discussion and Analysis” above.

(2)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our equity plan as the closing price per share on the grant date. There is no purchase price associated with grants of restricted stock units (RSUs).

(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options held by each of the Named Executive Officers at March 30, 2007.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive				Market	Incentive	Market or
			Plan Awards:			Number of	Value	Plan Awards:	Payout Value
			Number of			Shares	of Shares	Number of	of Unearned
			Securities			or Units	or Units	Unearned Shares,	Shares, Units
	Number of Securities		Underlying			of Stock	of Stock	Units or	or Other
	Underlying Unexercised		Unexercised	Option	Option	that have	that have	Other Rights	Rights that
	Options (#)		Unearned	Exercise	Expiration	not Vested	not Vested	that have	have not
Name	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date(2)	(#)(3)	($)(4)	not Vested ($)	Vested ($)

Mark D. Dankberg	30,000	—	—	$8.54	6/15/2008	—	—	—	—
	30,000	—	—	$8.07	7/14/2009	—	—	—	—
	60,000	—	—	$14.00	12/21/2010	—	—	—	—
	80,000	—	—	$13.16	12/11/2011	—	—	—	—
	60,000	—	—	$18.25	12/18/2013	—	—	—	—
	80,000	—	—	$21.02	12/16/2014	—	—	—	—
	—	116,250	—	$26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	12,917	$425,873	—	—
Richard A. Baldridge	20,000	—	—	$26.16	1/14/2010	—	—	—	—
	35,000	—	—	$14.00	12/21/2010	—	—	—	—
	50,000	—	—	$13.16	12/11/2011	—	—	—	—
	45,000	—	—	$18.25	12/18/2013	—	—	—	—
	55,000	—	—	$21.02	12/16/2014	—	—	—	—
	—	90,000	—	$26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	10,000	$329,700	—	—
Ronald G. Wangerin	4,000	—	—	$4.70	8/7/2012	—	—	—	—
	9,000	—	—	$10.73	3/13/2013	—	—	—	—
	20,000	—	—	$18.25	12/18/2013	—	—	—	—
	30,000	—	—	$21.02	12/16/2014	—	—	—	—
	—	37,500	—	$26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	4,167	$137,386	—	—
Steven R. Hart	8,000	—	—	$6.38	5/28/2007	—	—	—	—
	8,000	—	—	$7.77	6/15/2008	—	—	—	—
	8,000	—	—	$7.33	7/14/2009	—	—	—	—
	20,000	—	—	$14.00	12/21/2010	—	—	—	—
	20,000	—	—	$13.16	12/11/2011	—	—	—	—
	18,000	—	—	$18.25	12/18/2013	—	—	—	—
	20,000	—	—	$21.02	12/16/2014	—	—	—	—
	—	26,250	—	$26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	2,917	$96,173	—	—
Mark J. Miller	7,000	—	—	$7.77	6/15/2008	—	—	—	—
	7,000	—	—	$7.33	7/14/2009	—	—	—	—
	17,500	—	—	$14.00	12/21/2010	—	—	—	—
	20,000	—	—	$13.16	12/11/2011	—	—	—	—
	18,000	—	—	$18.25	12/18/2013	—	—	—	—
	20,000	—	—	$21.02	12/16/2014	—	—	—	—
	—	18,750	—	$26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	2,083	$68,677	—	—

(1)	Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

(2)	The expiration date of each option occurs six to ten years after the date of grant of each option.

(3)	Stock awards vest over four years.

(4)	Computed by multiplying the closing market price of our common stock ($32.97) on March 30, 2007 (the last trading day of fiscal year 2007) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information concerning exercises of stock options by each of the Named Executive Officers and stock vested for each of the Named Executive Officers during fiscal year 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Mark D. Dankberg	30,000	$605,430	—	$—
Richard A. Baldridge	85,000	2,457,195	—	—
Ronald G. Wangerin	10,000	265,522	—	—
Steven R. Hart	—	—	—	—
Mark J. Miller	7,000	184,954	—	—

(1)	Computed by multiplying the closing market price of our common stock on the date of exercise by the number of shares exercised less the exercise price per share.

Compensation of Directors

Members of the Board of Directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Each independent director is paid an annual fee of $12,000. In addition, each independent director is paid $2,000 for participation in each regular meeting of the Board of Directors and $1,000 for participation in each committee meeting as a regular committee member, or $1,500 for participation in each committee meeting as a committee chairperson. The fee paid to each director for participation via telephone for each regular meeting or each committee meeting is one-half of the regular fee. Each independent director at the time of initial election to the Board of Directors is granted an option to purchase 15,000 shares of ViaSat common stock and on the date of each subsequent annual meeting of stockholders is granted an option to purchase 10,000 shares of ViaSat common stock.

Director Compensation Table

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)(2)	($)	Earnings	($)	($)

Robert W. Johnson	$28,500	$—	$138,342	$—	$—	$—	$166,842
Jeffrey M. Nash	30,250	—	138,342	—	—	—	168,592
B. Allen Lay	32,250	—	138,342	—	—	—	170,592
John P. Stenbit	24,000	—	180,867	—	—	—	204,867
Michael B. Targoff	23,750	—	138,342	—	—	—	162,092
Harvey P. White	24,000	—	137,214	—	—	—	161,214

(1)	Each director receives an annual grant of an option to purchase 10,000 shares of our common stock. The options for the fiscal year ended March 30, 2007 were granted on October 4, 2006 and the per share exercise price of the options was $24.72. The amount represents compensation cost recognized by us in fiscal year 2007 related to all stock option awards held by our directors as described in SFAS 123R. The costs for awards disregard adjustments for forfeiture assumptions. For a discussion of valuation assumptions, see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2007. The full grant date fair value of stock options granted to each director during the fiscal year ended March 30, 2007 was $87,212 per director as computed in accordance with SFAS 123R.

(2)	The aggregate number of options outstanding at the end of fiscal year 2007 for each director was as follows: Robert W. Johnson (88,000); Jeffrey M. Nash (71,999); B. Allen Lay (80,000); John P. Stenbit (45,000); Michael B. Targoff (55,000); and Harvey P. White (35,000).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Dr. Nash, Mr. Stenbit and Mr. White. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions and relationships in which the Company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Other than the employment arrangements described above, there were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we are a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest, nor were there any other transactions or any indebtedness of management required to be reported.

Principal Accountant Fees

The following is a summary of the fees incurred by ViaSat from PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended March 30, 2007 and March 31, 2006:

	Fiscal 2007	Fiscal 2006
Fee Category	Fees	Fees

Audit Fees	$1,432,164	$1,280,750
Audit Related Fees	—	—
Tax Fees	37,486	6,783
All Other Fees	2,425	1,500

Total Fees	$1,472,075	$1,289,033

Audit Fees.  Audit fees represent fees for audit work performed on the Company’s annual financial statements, its internal control over financial reporting, management’s assessment of its internal control over financial reporting, and reviews of the quarterly financial statements included in the quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with the Company’s statutory and regulatory filings.

Audit-Related Fees.  Consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of ViaSat’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consist of fees incurred for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and international tax planning.

All Other Fees.  Represent fees for subscription to PricewaterhouseCoopers LLP’s on-line research tool.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. There are no exceptions to the policy of securing pre-approval of the Audit Committee for any service provided by the Company’s independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of ViaSat’s common stock (Reporting Persons) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of ViaSat’s common stock. Based solely on ViaSat’s review of copies of such forms that ViaSat has received, or written representations from Reporting Persons, ViaSat believes that during the fiscal year ended March 30, 2007, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Robert Johnson filed one late Form 4 reporting a single transaction.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any proposal of a stockholder of ViaSat intended to be presented at the next annual meeting of stockholders must be received by our corporate secretary not later than April 28, 2008 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Under our bylaws, a stockholder who wishes to make a proposal at the 2008 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than June 5, 2008 and no later than July 5, 2008 unless the date of the 2008 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 annual meeting. If the stockholder fails to give timely notice, then the persons named as proxies in the proxy cards solicited by the Board of Directors for the 2008 annual meeting may exercise discretionary voting power regarding any such proposal.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Mark D. Dankberg
Chairman of the Board and
Chief Executive Officer

Carlsbad, California
August 24, 2007

6155 El Camino Real
Carlsbad, California 92009
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF VIASAT, INC.
OCTOBER 3, 2007
          The undersigned stockholder(s) of VIASAT, INC. hereby constitutes and appoints Mark D. Dankberg and Keven K. Lippert, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of ViaSat to be held on October 3, 2007, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of ViaSat that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:
          THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 (AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT), UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.
(continued on reverse side)
-FOLD AND DETACH HERE -
VIASAT, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
PROPOSAL 1: Election of directors:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
•	B. Allen Lay

•	Dr. Jeffrey M. Nash
          (INSTRUCTION: To vote for all nominees listed above, mark the “FOR” box; to withhold authority for all nominees listed above, mark the “WITHHOLD AUTHORITY” box; and to withhold authority to vote for any individual nominee listed above, mark the “FOR” box and write the nominee’s name in the space provided below.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.
The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.
Dated:                                          , 2007
          (Signature(s) of Stockholders)
Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign; when signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by the president or other authorized officer. If a partnership, sign in partnership name by authorized partner.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIASAT, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.